Exhibit 10.18

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West St. New York, NY 10282	BOFA SECURITIES, INC. BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	BARCLAYS BANK PLC 745 Seventh Avenue New York, NY 10019	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010	HSBC BANK USA, NATIONAL ASSOCIATION HSBC SECURITIES (USA) INC. 452 Fifth Avenue New York, NY 10018	UBS AG, STAMFORD BRANCH 600 Washington Blvd. Stamford, CT 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, NY 10020		WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tyron Street Charlotte, NC 28202

August 13, 2019

Private and Confidential

WeWork Companies LLC

115 W 18th Street

New York, NY 10011

Attention: Arthur Minson

Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised each of JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BOFA”), Barclays Bank PLC (“Barclays”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citi (as defined below), Credit Suisse AG, Cayman Islands Branch (acting through such of its affiliates or branches as it deemed appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF” and, together with CS and their respective affiliates, “Credit Suisse”), HSBC Bank USA, National Association (“HSBC Bank”), HSBC Securities (USA) Inc. (“HSBC Securities”), UBS AG, Stamford Branch (“UBS AG”), UBS Securities LLC (“UBS LLC”), Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with JPMorgan Chase Bank, GS Bank, GSLP, Bank of America, BOFA, Barclays, Citi, Credit Suisse,

HSBC Bank, HSBC Securities, UBS AG, UBS LLC and Wells Fargo Bank, collectively, the “Commitment Parties”, “we” or “us”) that WeWork Companies LLC, a Delaware limited liability company (“you” or the “Borrower”), wishes to obtain (i) a senior secured letter of credit reimbursement facility in an aggregate principal amount of $2,000,000,000 (the “Letter of Credit Facility”) and (ii) a senior secured delayed draw term loan facility in an aggregate principal amount of $4,000,000,000 (the “Delayed Draw Term Facility” and, together with the Letter of Credit Facility, the “Credit Facilities”), in each case on terms and subject to conditions set forth in the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”). JPMorgan Chase Bank, GS Bank, GSLP, Bank of America, Barclays, Citi, CS, HSBC Bank, UBS AG and Wells Fargo Bank are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Term Sheet (such Term Sheet, together with this letter agreement, collectively, the “Commitment Letter”). For purposes of this Commitment Letter, “Citi” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that CGMI is entering into this letter for and on behalf of Citi.

1. Commitments

Each Initial Lender listed on Annex I hereto is pleased to advise you of its several, and not joint, commitment, respectively, to provide (i) the amount set forth next to its name under the heading “Letter of Credit Commitment Amount” on Annex I hereto in aggregate principal amount of the Letter of Credit Facility and (ii) the amount set forth next to its name under the heading “Delayed Draw Term Commitment Amount” on Annex I hereto in aggregate principal amount of the Delayed Draw Term Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter.

2. Titles and Roles

It is agreed that:

Each Commitment Party listed on Annex II hereto will act in the roles set forth next to its name under the heading “Titles” on Annex II hereto for the Credit Facilities (each Commitment Party acting in the capacity of joint lead arranger and joint bookrunner, a “Senior Lead Arranger” and collectively, the “Senior Lead Arrangers”); provided that the Borrower agrees that JPMorgan Chase Bank may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. In addition, JPMorgan Chase Bank will act as sole administrative agent for the Credit Facilities.

It is further agreed that JPMorgan Chase Bank will have “left” placement in any marketing materials or other documentation used in connection with the Credit Facilities. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and JPMorgan Chase Bank shall so reasonably agree.

3. Syndication

We intend to syndicate the Credit Facilities to financial institutions and other lenders identified by JPMorgan Chase Bank in consultation with you and reasonably acceptable to you (which in any event shall exclude Disqualified Lenders (as defined below)) (provided that you agree that each potential lender identified in the syndication plan provided in writing by JPMorgan Chase Bank to you prior to the date hereof is acceptable to you (each such Lender, an “Approved Lender”)) (“Lenders”) and to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree, until the earlier

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of the date JPMorgan Chase Bank declares the syndication to be completed and the date that is 90 days after the Closing Date (the “Syndication End Date”) to actively assist the Commitment Parties in completing a syndication satisfactory to JPMorgan Chase Bank and you (which syndication may include (without limitation) an institutional distribution of the Delayed Draw Term Facility, including (without limitation), in consultation with you, by way of refinancing of the Delayed Draw Term Facility). Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders at reasonable times and locations to be mutually agreed, (c) the hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at reasonable times and locations to be mutually agreed, (d) as set forth in the next paragraph, assistance in the preparation of customary marketing materials to be used in connection with the syndication (collectively, the “Information Materials”), (e) prior to the Closing Date, using commercially reasonable efforts to procure public corporate credit ratings for the Borrower and public ratings (but, in each case, not specific ratings) for each of the Credit Facilities from each of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch, Inc., in each case after giving effect to the transactions occurring on the Closing Date and (f) prior to the Closing Date (or, if earlier, the Syndication End Date), your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing (other than the Credit Facilities, extensions of credit under any existing credit facilities, real estate financings, ordinary course working capital facilities and ordinary course capital leases, letters of credit and purchase money and equipment financings, financings under the NOI Basket and any financing by a foreign joint venture), by or on behalf of you or your affiliates that would reasonably be expected to materially impair the primary syndication (including for the avoidance of doubt the General Syndication) of the Credit Facilities without JPMorgan Chase Bank’s written consent, not to be unreasonably withheld, conditioned or delayed. You hereby authorize the Commitment Parties to download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Commitment Parties to be its electronic transmission system (an “Electronic Platform”) established by the Commitment Parties to syndicate the Credit Facilities, and to use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Credit Facilities or, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Credit Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Credit Facilities.

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its affiliates and any of its securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (x) no MNPI is contained therein or (y) neither the Borrower, nor any of its controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower, or any of its controlling or controlled entities becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose

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any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time. The Information Memorandum or other Information Materials will exculpate us and our affiliates and you and your affiliates with respect to any liability related to the use or misuse of the contents of such Information Memorandum or other Information Materials by the recipients thereof (provided that this sentence shall not limit any representations or warranties made by you or your affiliates in the definitive documentation relating to the Credit Facilities). You also acknowledge that publishing debt analysts employed by the Commitment Parties and their affiliates who are Public-Siders may participate in any meetings or telephone conference calls held pursuant to clause (c) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by JPMorgan Chase Bank and JPMorgan Chase Bank freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and any Commitment Party.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan Chase Bank (on behalf of the Commitment Parties) in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan Chase Bank for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (b) term sheets summarizing the Credit Facilities’ terms and notification of changes in the Credit Facilities’ terms. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes JPMorgan Chase Bank (on behalf of the Commitment Parties) to distribute draft and execution versions of definitive documentation relating to the Credit Facilities to Private-Siders and Public-Siders.

As the lead left Senior Lead Arranger, JPMorgan Chase Bank will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld or delayed and, in any case, excluding Disqualified Lenders, and it being understood that you consent to the Approved Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld or delayed and, in any case, excluding Disqualified Lenders, and it being understood that you consent to the Approved Lenders), the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as a Senior Lead Arranger, each Senior Lead Arranger will have no responsibility other than to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Credit Facilities (including in connection with determining the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. Additionally, the Borrower acknowledges and agrees that no Commitment Party is advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to the Borrower with respect thereto. Any review by any Commitment Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Borrower.

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It is agreed that the syndication described above is expected take the form of a “tiered” syndication, with the Lenders identified by JPMorgan Chase Bank in consultation with you and reasonably acceptable to you (which in any event shall exclude Disqualified Lenders) (provided that you agree that each Approved Lender is acceptable to you) participating in the first stage of such syndication (the “Initial Syndication”, and such Lenders “Additional Initial Lenders”) expected to assume a portion of the commitments of the Commitment Parties party hereto on the date hereof (the “Original Commitment Parties”), and that upon the effectiveness of any such assignment to and assumption by a Lender that becomes either a party hereto or a party to the applicable definitive documentation in respect of the Credit Facilities, the Original Commitment Parties will be released from the portions of their commitments so assigned and assumed (such assignments to be allocated, as among the Original Commitment Parties, in a manner determined by JPMorgan Chase Bank and you). It is further agreed that the second stage of such syndication is expected to take the form of a general syndication of the Credit Facilities (the “General Syndication”, and any financial institution to which an assignment is made as part of the General Syndication being referred to as a “General Syndication Lender”). In connection with any assignments to Additional Initial Lenders as part of the Initial Syndication, you and each Commitment Party agree, at the request of JPMorgan Chase Bank, to enter into appropriate documentation (including, if requested by JPMorgan Chase Bank, an amendment and restatement of this Commitment Letter, one or more joinder agreements or one or more separate fee letters or amendment and restatement of fee letters, pursuant to which such Additional Initial Lenders and, if applicable, their designated affiliates, will become parties to this Commitment Letter and extend commitments in respect of the applicable Credit Facilities directly to you) containing such provisions as shall be reasonably determined by JPMorgan Chase Bank and you, relating to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Facilities and the allocation of any reductions in the Original Commitment Parties’ commitments in respect of the Credit Facilities (but which documentation will not, except as agreed by you in your sole discretion, add or expand any conditions to the availability of the Credit Facilities or change the terms of the Credit Facilities, increase the aggregate compensation payable by you in connection therewith as set forth in this Commitment Letter and in the Fee Letters or otherwise expressly impose any additional liabilities on you). Such Additional Initial Lenders will also enter into joinder documentation in a form reasonably satisfactory to JPMorgan Chase Bank with respect to, and become parties to, any separate sell-down arrangement among the Commitment Parties. You also agree that, in connection with the General Syndication, you will, at the reasonable request of JPMorgan Chase Bank and upon delivery by JPMorgan Chase Bank to you of draft credit agreements for the Facilities prepared by our counsel, negotiate the definitive versions of such credit agreements and the other definitive documentation for the Credit Facilities (in each case based upon, and substantially consistent with, this Commitment Letter and the Fee Letters) promptly and in good faith and, if JPMorgan Chase Bank shall so request following your and our agreement on such documentation, execute and deliver such documentation.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that each Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date or, without your prior written consent (except with respect to the Additional Initial Lenders in connection with the Initial Syndication as described above), reduce the amount of an Initial Lender’s commitments hereunder with respect to the Credit Facilities.

Notwithstanding the Commitment Parties’ right to syndicate the Credit Facilities and receive commitments with respect thereto, except with respect to the Additional Initial Lenders in connection with the Initial Syndication as described above, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until the effectiveness of the Credit Facilities has occurred on the Closing Date and (ii) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the effectiveness of the Credit Facilities on the Closing Date has occurred.

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Notwithstanding the foregoing, the Commitment Parties will not syndicate to (x) those banks, financial institutions and other institutional lenders separately identified in writing by you to JPMorgan Chase Bank prior to the date hereof, (y) competitors of you or any of your subsidiaries that are in the same or a similar line of business and that are designated in writing by you to JPMorgan Chase Bank prior to the date hereof or from time to time by you to JPMorgan Chase Bank after the Syndication End Date (each entity referenced in each case of clauses (x) and (y) above (the “Primary Disqualified Lender”) or (z) affiliates of the foregoing to the extent such affiliates are (i) clearly identifiable solely on the basis of the similarity of such affiliates’ names to a Primary Disqualified Lender or (ii) designated in writing by you to JPMorgan Chase Bank prior to the date hereof or from time to time after the date hereof, but excluding, in each case of clause (z)(i) and (z)(ii), any affiliates that are bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (collectively, “Disqualified Lenders”); provided that no written notice delivered after the date hereof shall apply retroactively to disqualify any person that has acquired (or entered into a trade for) an assignment or participation interest in the commitments or Loans prior to the delivery of such notice; provided further that no such notice shall be effective until three business days after delivery thereof to JPMorgan Chase Bank and the list of Disqualified Lenders may be shared with Lenders or potential assignees or participants on a confidential basis.

4. Information

You hereby represent and warrant that (a) all written or formally presented information, other than the Projections (as defined below) and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date and the Syndication End Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations and warranties when remade would be correct, in all material respects, under those circumstances. You understand that in connection with our arrangement and syndication activities relating to the Credit Facilities, we may use and rely on the Information and Projections without independent verification thereof. For the avoidance of doubt, the accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Credit Facilities on the Closing Date.

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5. Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees set forth in the Term Sheet and those described in each fee letter with any Commitment Party (collectively, the “Fee Letters”), dated on or prior to the date hereof, on the terms and subject to the conditions set forth therein.

6. Conditions

Each Commitment Party’s commitments and agreements hereunder are subject solely to the conditions set forth in this Section 6, and in Exhibit A under the heading “Initial Conditions” (collectively, the “Funding Conditions”) (and upon satisfaction or waiver of the Funding Conditions, the effectiveness of the Credit Facilities and initial availability under the Credit Facilities shall occur).

Each Commitment Party’s commitments and agreements hereunder are further subject to, since December 31, 2018, there not having been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations of the Borrower and its subsidiaries, taken as a whole.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the definitive documentation for the Credit Facilities or any other letter agreement or other undertaking concerning the financing of the Credit Facilities to the contrary, to the extent any collateral (other than (i) any collateral to the extent that a lien on such collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code, (ii) domestic intellectual property that may be perfected through the filing of a “short-form” intellectual property agreement with the USPTO and/or U.S. Copyright Office, (iii) equity interests in material wholly-owned domestic restricted subsidiaries of the Borrower, including the delivery of stock certificates with respect thereto together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate and (iv) cash collateral required pursuant to the Cash Collateral Requirement, including the delivery of control agreements with respect thereto, it being agreed any such accounts will be located in the United States) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the delivery, provision and/or perfection of such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but will instead be required to be delivered, provided and/or perfected pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower, in each case, acting reasonably within ninety (90) days (or such longer period as the Administrative Agent may reasonably agree) after the Closing Date).

7. Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented legal fees and expenses of one primary outside counsel for all indemnified persons (with exceptions for conflicts of interest), one regulatory counsel and one local counsel in each relevant jurisdiction or other out-of-pocket expenses reasonably incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified

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person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its controlled affiliates, directors, officers or employees (collectively, the “Related Parties”) or they resulted out of any loss, claim, damage, liability or related expense that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against another indemnified person (other than claims against any Commitment Party in its capacity or in fulfilling its role as agent, arranger or any similar role with respect to the transactions contemplated hereby) and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable documented out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of one primary outside counsel for all indemnified persons (with exceptions for conflicts of interest), one regulatory counsel and one local counsel in each relevant jurisdiction) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the credit agreement for the Credit Facilities and any other definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities or banking firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you or your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters and you agree you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by any Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve

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interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person without our prior written consent except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any prospectus or offering memoranda relating to an initial public offering, in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, (d) you may disclose the Term Sheet and the existence of this Commitment Letter to any rating agency or, in a manner consistent with the syndication provisions hereof, to any potential Lender in connection with the Credit Facilities and (e) in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or any other agreement contemplated hereby or thereby or the enforcement hereof or thereof.

The Commitment Parties shall use all nonpublic information received by them in connection with the Credit Facilities solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Lenders), (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law, subpoena or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party agrees, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, to inform you promptly in advance thereof), (e) to the employees, legal counsel, independent auditors, professionals, service providers and other experts or agents of such Commitment Party and its affiliates (collectively, “Representatives”) who are directly involved in the consideration of the transactions described herein, are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Credit Facilities, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense and (i) in connection

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with the exercise of remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or any other agreement contemplated hereby or thereby or the enforcement hereof or thereof; provided that the disclosure of any such information to any Lenders, or prospective Lenders or participants or prospective participants referred to in clause (b) above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this Section 9 (other than your confidentiality obligations with respect to the Fee Letters and the contents thereof) shall automatically terminate two years following the date of this Commitment Letter.

10. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party, and shall not be assignable by any Commitment Party (other than as set forth in Section 3 above) without your prior written consent (and, in each case, any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion (but in no case shall we be relieved of our commitment obligations hereunder as a result thereof). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

10

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, governing law, venue, waiver of jury trial, sharing of information, syndication, absence of fiduciary relationship and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the effectiveness thereof on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on August 16, 2019. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before December 31, 2019, this Commitment Letter and the commitments hereunder (including, without limitation, each Commitment Party’s commitment hereunder to provide a portion of the Credit Facilities) shall automatically terminate unless we shall, in our discretion, agree to an extension.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive documentation relating to the Credit Facilities by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the Funding Conditions; provided that nothing contained in this Commitment Letter or the Fee Letters obligates you or any of your affiliates to draw upon all or any portion of the Credit Facilities.

[Signature pages follow]

11

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, JPMORGAN CHASE BANK, N.A.

By:	/s/ Barry K. Bergman
Name: Barry K. Bergman
Title: Managing Director

[Commitment Letter Signature Page]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Commitment Letter Signature Page]

Bank of America, N.A.

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

BofA Securities, Inc.

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

[Commitment Letter Signature Page]

BARCLAYS BANK PLC

By:	/s/ Martin Corrigan
Name: Martin Corrigan
Title: Vice President

[Commitment Letter Signature Page]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

[Commitment Letter Signature Page]

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Matthew P. DeFusco
Name: Matthew P. DeFusco
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Authorized Signatory

By:	/s/ Emerson Almeida
Name: Emerson Almeida
Title: Authorized Signatory

[Commitment Letter Signature Page]

HSBC BANK USA, N.A.

By:	/s/ Wyatt E. Crowell
	Name:	Wyatt E. Crowell
	Title:	Senior Executive Vice President & Head of Commercial Banking

[Commitment Letter Signature Page]

HSBC SECURITIES (USA) INC.

By:	/s/ Joe Sheehan
Name: Joe Sheehan
Title: Managing Director

[Commitment Letter Signature Page]

UBS SECURITIES LLC

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Managing Director

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

UBS SECURITIES LLC

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Managing Director

UBS AG, STAMFORD BRANCH

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

[Commitment Letter Signature Page]

WELLS FARGO BANK, N.A.

By:	/s/ Christopher Shafto
Name: Christopher Shafto
Title: Vice President

[Commitment Letter Signature Page]

WELLS FARGO SECURITIES, LLC

By:	/s/ Lewis S. Morris, III
Name: Lewis S. Morris, III
Title: Managing Director

[Commitment Letter Signature Page]

Accepted and agreed to as of the date first written above:

WEWORK COMPANIES LLC

By:	/s/ Arthur Minson
	Name:	Arthur Minson
	Title:	Chief Financial Officer, President and Treasurer

[Commitment Letter Signature Page]

Annex I

Commitments

Commitment Party	Letter of Credit Commitment Amount	Delayed Draw Term Commitment Amount
JPMorgan Chase Bank, N.A.	$222,222,222.23	$444,444,444.46
Goldman Sachs Bank USA	$222,222,222.23	—
Goldman Sachs Lending Partners LLC	—	$444,444,444.46
Bank of America, N.A.	$222,222,222.22	$444,444,444.44
Barclays Bank PLC	$222,222,222.22	$444,444,444.44
Citi	$222,222,222.22	$444,444,444.44
Credit Suisse AG, Cayman Islands Branch	$222,222,222.22	$444,444,444.44
HSBC Bank USA, National Association	$222,222,222.22	$444,444,444.44
UBS AG, Stamford Branch	$222,222,222.22	$444,444,444.44
Wells Fargo Bank, National Association	$222,222,222.22	$444,444,444.44

Annex II

Titles

Commitment Party	Titles
JPMorgan Chase Bank, N.A.	Joint lead arranger and joint bookrunner
BofA Securities, Inc.	Joint lead arranger and joint bookrunner
Barclays Bank PLC	Joint lead arranger and joint bookrunner
Citi	Joint lead arranger and joint bookrunner
Credit Suisse Loan Funding LLC	Joint lead arranger and joint bookrunner
HSBC Securities (USA) Inc.	Joint lead arranger and joint bookrunner
UBS Securities LLC	Joint lead arranger and joint bookrunner
Wells Fargo Securities, LLC	Joint lead arranger and joint bookrunner

EXHIBIT A

WEWORK COMPANIES LLC

$6.0 billion

Credit Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Letter of Credit Facility and the Delayed Draw Term Facility, in each case as defined below (collectively, the “Credit Facilities”).

1. PARTIES

Borrower:	WeWork Companies LLC (the “Company”).

Foreign Borrowers:	Foreign subsidiaries of the Company as may be designated by the Company as borrowers under the Credit Facilities on customary terms and subject to customary conditions to be agreed (each such foreign subsidiary, a “Foreign Borrower” and the Company and such Foreign Borrowers, collectively, the “Borrowers”).

Guarantors:	All current and future domestic wholly-owned subsidiaries of the Company, other than Excluded Subsidiaries (as defined below), and (other than with respect to its own obligations, the Borrower (the “Domestic Guarantors”), which Domestic Guarantors, as of the Closing Date, shall be substantially similar to the guarantors under the Existing Revolving Facility and the Existing LC Facility (in each case as defined below). For purposes of the Credit Documentation (as defined below), “Excluded Guarantors” shall mean:

(a) any subsidiary (x) that would be prohibited or restricted by applicable law or contract (including any requirement to obtain the consent, approval, license or authorization of any governmental authority or third party, unless such consent, approval, license or authorization has been received, but excluding any restriction in any organizational documents of such subsidiary) from becoming a Guarantor so long as (i) in the case of subsidiaries of the Company existing on the Closing Date, such contractual obligation is in existence on the Closing Date and (ii) in the case of subsidiaries of the Company acquired after the Closing Date, such contractual obligation is in existence at the time of such acquisition, or (y) which would result in material adverse tax consequences to the Borrowers and/or their affiliates and direct or indirect beneficial owners as reasonably determined by the Company in consultation with the Administrative Agent,

(b)	any direct or indirect domestic subsidiary substantially all of the assets of which consist (directly or indirectly through entities that are treated as a disregarded entities for U.S. federal income tax purposes) of capital stock and/or indebtedness of one or more entities that are (i) “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), and/or (ii) other CFC Holdcos (each such domestic subsidiary, a “CFC Holdco”),

(c)	any domestic subsidiary that is a direct or indirect subsidiary of (i) a CFC or (ii) a CFC Holdco,

(d)	captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities and immaterial subsidiaries,

(e)	any restricted subsidiary acquired with pre-existing indebtedness permitted to remain outstanding under the Credit Documentation (to the extent such guarantee would be prohibited by or require consent pursuant to the terms of such indebtedness), and

(f)	any subsidiary to the extent that the burden or cost of providing a guarantee outweighs the benefit afforded thereby as reasonably determined by the Company and the Administrative Agent (as defined below);

provided that subsidiaries that are not “eligible contract participants” shall not guarantee swap obligations to the extent not permitted by the Commodity Exchange Act, or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant.”

To the extent there is any Foreign Borrower, and subject to customary Agreed Security Principles (to be agreed) both material domestic subsidiaries that are CFC Holdcos and material foreign subsidiaries, other than Excluded Guarantors (except subsidiaries that are Excluded Guarantors solely due to being foreign subsidiaries), in jurisdictions to be agreed shall guarantee the obligations of such Foreign Borrower (the “Foreign Guarantors” and, together with the Domestic Guarantors, the “Guarantors”; the Borrowers and the Guarantors, collectively, the “Loan Parties”) (it being understood that the obligations of such Foreign Borrower shall also be guaranteed by the Domestic Guarantors), in each case subject to customary exceptions to be agreed.

In addition, solely to the extent that (i) The We Company or any other direct or indirect parent entities of the Company (each, “Super Holdco”) provides a guarantee or is a co-issuer in respect of indebtedness of the Company and its subsidiaries in an aggregate outstanding principal amount in excess of $20 million or (ii) the Company elects to satisfy its obligations with respect to financial reporting relating to the Company by furnishing financial information relating to Super HoldCo with customary consolidating information, prior to or substantially simultaneously therewith, Super Holdco shall guarantee the Credit Facilities on an unsecured basis.

Lead Arrangers and Bookrunners:	JPMorgan Chase Bank, N.A. (in such capacity, the “Lead Left Arranger”) and BofA Securities, Inc., Barclays Bank PLC, Citi, Credit Suisse Loan Funding LLC, HSBC Securities (USA) Inc., UBS Securities LLC and Wells Fargo Securities, LLC (in such capacity, together with the Lead Left Arranger, the “Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Left Arranger and reasonably acceptable to the Company (collectively, the “Lenders”).

2. TYPES AND AMOUNTS OF SENIOR SECURED FACILITIES

A. Letter of Credit Facility:

Type and Amount:	A letter of credit reimbursement facility (the “Letter of Credit Facility”; the commitments thereunder, the “Letter of Credit Commitments”) in the amount of $2.0 billion (the standby letters of credit issued thereunder, the “Letters of Credit”) (subject to the limitations set forth under “Availability and Maturity” below). Letters of Credit shall be available in US dollars, and, as the applicable Issuing Lender (as defined below) may agree in its sole discretion, euros, pounds sterling, Canadian dollars, yen and such other freely tradable currencies.

Availability and Maturity:	The Letter of Credit Facility shall be available during the period commencing on the Closing Date (as defined below) and ending on the later of (i) the third anniversary of consummation of a Qualifying IPO (as defined below) and (ii) December 31, 2022 (the “Letter of Credit Facility Termination Date”); provided that Foreign Borrowers shall only be permitted to utilize the Letter of Credit Facility for the issuance of Letters of Credit subject to a sublimit to be mutually agreed. The Letter of Credit Commitments will expire on the Letter of Credit Facility Termination Date.

“Qualifying IPO” shall mean the sale on a bona fide nationally recognized securities exchange of common stock of the Company or a parent company of the Company or the listing for trading of common stock of the Company or a parent company of the Company on a bona fide nationally recognized securities exchange that, in either case, results in the Company or a parent company of the Company receiving gross proceeds of no less than $3.0 billion; provided that if such gross proceeds are received by a parent company of the Company, substantially all of the net cash proceeds shall be contributed to the Company as common equity.

Letters of Credit:	The Letter of Credit Facility shall be available for the issuance of Letters of Credit by JPMorgan Chase Bank and, unless the Company otherwise agrees, each other Lender that has commitments under the Letter of Credit Facility (included by assignment), or any of their respective affiliates (each, in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) the date that is 364 days after its date of issuance and (b) five business days prior to the Letter of Credit Facility Termination Date, provided that (i) any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods and (ii) at the request of the applicable Borrower and in the sole discretion of any Issuing Lender any Letter of Credit may have an expiry date of greater than 364 days (in each case, which shall not extend beyond the date referred to in clause (b) above, unless consented to by the applicable Issuing Lender in its sole discretion and, at the time of the issuance or renewal, as applicable, the applicable Borrower provides cash collateral in an amount equal to at least 103% of the aggregate then undrawn and unexpired amount of such Letter of Credit or the applicable Borrower undertakes such other backstop arrangement providing for equivalent coverage with respect to such Letter of Credit as such Issuing Lender may approve in its sole discretion). Letter of Credit outstandings will reduce availability under the Letter of Credit Facility on a dollar-for-dollar basis. Consistent with the Existing LC Facility (as defined below), no Issuing Lender shall be required to issue any Letter of Credit if, after giving effect to such issuance, (i) the face amount of all Letters of Credit issued by such Issuing Lender would exceed its Letter of Credit Commitment or (ii) the sum of the aggregate undrawn and unexpired amount of all outstanding Letters of Credit plus the aggregate amount of all unreimbursed disbursements in respect of Letters of Credit (such sum, “L/C Exposure”) would exceed the total Letter of Credit Commitments.

Drawings under any Letter of Credit shall be reimbursed by the applicable Borrower within one business day. To the extent that the applicable Borrower does not so reimburse the Issuing Lender, the Lenders under the Letter of Credit Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit shall be supported by cash collateral as described below.

Use of Proceeds:	The Letters of Credit shall be used to finance the working capital needs and general corporate purposes of the Company and its restricted subsidiaries.

Accordion:	The Credit Documentation will permit the Company from time to time after December 31, 2020, on one or more occasions, to increase the amount of the Letter of Credit Commitments (each, a “Letter of Credit Commitment Increase” and, collectively, the “Letter of Credit Commitment Increases”); provided that the Letter of Credit Commitment Increases do not exceed in the aggregate $500 million.

The availability of the Letter of Credit Commitment Increases will be subject solely to the following terms and conditions:

(a) no existing Lender will be required to participate in any Letter of Credit Commitment Increase without its consent;

(b) no default or event of default under the Credit Facilities shall have occurred and be continuing or would exist immediately after giving effect thereto;

(c) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Credit Documentation (except any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date); and

(d) all terms of such Letter of Credit Commitment Increase (including, for the avoidance of doubt and without limitation, guarantees, security, maturity and letter of credit fees, but excluding upfront fees) shall be the same as the terms applicable to the Letter of Credit Facility and such Letter of Credit Commitment Increase shall constitute part of the Letter of Credit Facility.

The Company may seek commitments in respect of the Letter of Credit Commitment Increases from existing Issuing Lenders (each of which will be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders or investors who will become Issuing Lenders in connection therewith (in the case of such additional banks, financial institutions and other institutional lenders or investors, subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), solely to the extent that such consent would be required for an assignment to such Issuing Lender).

The Credit Documentation will be amended to give effect to any Letter of Credit Commitment Increase by documentation executed by the Administrative Agent, the Borrowers, the lenders making the commitments with respect thereto and, with respect to any lender making such commitments that is not an existing Lender, each Issuing Lender that would have a right to consent to an assignment of Letter of Credit Commitments to such lender as set forth in “Assignments and Participations” below (and, for the avoidance of doubt, without the consent of any other existing Lender).

B. Delayed Draw Term Loan A Facility:

Type and Amount:	A senior secured delayed draw term loan A facility in an aggregate principal amount of $4.0 billion (the “Delayed Draw Term Facility”, the commitments thereunder, the “Delayed Draw Term Commitments” and the loans thereunder, the “Delayed Draw Term Loans” or the “Loans”). The Letter of Credit Commitments and the Delayed Draw Term Commitments are referred to herein collectively as the “Commitments”.

The Delayed Draw Term Commitments shall be denominated in US dollars and the Delayed Draw Term Facility shall be funded in US dollars.

Availability:	The Delayed Draw Term Facility will be available from the period commencing on the Closing Date and ending on June 30, 2022 (the “Delayed Draw Commitment Termination Date”); provided that (i) prior to receipt of financial statements for the fiscal quarter ending June 30, 2020, only $1.0 billion of the Delayed Draw Term Facility shall be available, (ii) upon receipt of financial statements for the fiscal quarter ending June 30, 2020, an additional $1.5 billion of the Delayed Draw Term Facility shall become available and (iii) upon receipt of financial statements for the fiscal year ending December 31, 2020, the remaining $1.5 billion of the Delayed Draw Term Facility shall become available (each date set forth in the foregoing clauses (i), (ii) and (iii), a “Delayed Draw Availability Date”); provided further that each drawing of the Delayed Draw Term Facility shall be in a minimum amount of $500 million (or if a lesser aggregate amount of Delayed Draw Term Commitments remain outstanding, such lesser amount). Foreign Borrowers shall only be permitted to utilize the Delayed Draw Term Facility subject to a sublimit to be mutually agreed. Each date on which the Delayed Draw Term Facility is funded is referred to herein as a “Delayed Draw Funding Date”. Amounts repaid or prepaid under the Delayed Draw Term Facility may not be reborrowed.

Maturity and Amortization:	The Delayed Draw Term Facility will mature on the later of (i) the third anniversary of consummation of a Qualifying IPO and (ii) December 31, 2022 (the “Delayed Draw Term Maturity Date”) and will amortize, commencing with the last day of the first fiscal quarter ending after the first anniversary of the initial Delayed Draw Funding Date in an amount per quarter equal to 0.25% of the original principal amount of all Delayed Draw Term Loans funded on each Delayed Draw Funding Date, with any balance due and payable on the Delayed Draw Term Maturity Date.

Use of Proceeds:	The proceeds of the Delayed Draw Term Loans will be used by the Company for general corporate purposes of the Company and its restricted subsidiaries.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and/or Commitments may be reduced, in whole or in part without premium or penalty, subject to the “Prepayment Premium” set forth below, in minimum amounts of $1 million or a whole multiple thereof, at the option of the applicable Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior written notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

All voluntary prepayments of the Delayed Draw Term Loans will be applied to the remaining amortization payments under the Delayed Draw Term Facility as directed by the applicable Borrower (and absent such direction, in direct order of maturity thereof).

In the event that all or any portion of the Delayed Draw Term Loans is repaid (other than pursuant to clause (A) or (C) of “Mandatory Prepayments”) or repriced or effectively refinanced through any waiver, consent or amendment (including as a result of acceleration), such repayment, prepayment, refinancing, replacement or repricing will be made (i) if prior to the first anniversary of the Closing Date, at 102% of the principal amount repaid, repriced or effectively refinanced, (ii) if on or following the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, at 101% of the principal amount repaid, repriced or effectively refinanced and (iii) if on or after the second anniversary of the Closing Date, at par (the “Prepayment Premium”). If all or any portion of the Delayed Draw Term Loans (or Delayed Draw Term Commitments) held by any Lender is assigned, repaid or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in the previous sentence or for not consenting to a change in the prepayment premium provisions, such Lender shall be paid the Prepayment Premium it would have otherwise received under the Loan Documents in effect immediately prior to such amendment, waiver or consent upon the related assignment, repayment or replacement.

Mandatory Prepayments and Commitment Reductions:	Letter of Credit Facility: None, subject to customary prepayment and cash collateralization requirements if utilization under the Letter of Credit Facility exceeds the commitments thereunder.

Delayed Draw Term Facility: Mandatory prepayments and mandatory commitment reductions of the Delayed Draw Term Facility shall be required from:

(A) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Company and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Company to reinvest 100% of such proceeds if such proceeds are reinvested (or committed to be reinvested) within 450 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the end of such 450 day period, and other exceptions to be agreed; provided that any such net cash proceeds shall first be applied to cash collateralize outstanding Letters of Credit up to the full face amount of the outstanding Letters of Credit;

(B) 100% of the net cash proceeds of issuances of debt of the Company and its restricted subsidiaries after the Closing Date (excluding debt permitted under the Credit Documentation); and

(C) 50% (with a stepdown to 0% if as of the last day of such fiscal quarter the Borrower is in compliance with each Financial Covenant) of Excess Cash Flow (to be defined in a customary manner to be agreed) of the Borrower and its subsidiaries for the immediately preceding fiscal quarter; provided that any voluntary prepayments of Delayed Draw Term Loans during the applicable fiscal quarter or after quarter-end and prior to the time such Excess Cash Flow prepayment is due, other than prepayments funded with the proceeds of indebtedness, shall be credited against Excess Cash Flow prepayment obligations for such fiscal quarter on a dollar-for-dollar basis (without duplication of any such credit in any prior fiscal quarter).

Such mandatory prepayments shall be applied first to reduce any outstanding Delayed Draw Term Commitments on a dollar-for-dollar basis, and second to prepay any outstanding Delayed Draw Term Loans.

4. COLLATERAL

Collateral:	Subject to exclusions and limitations to be agreed, the obligations of the Borrowers and the Guarantors in respect of (i) the Credit Facilities, (ii) any interest rate protection, currency exchange or other hedging arrangements entered into with the Administrative Agent, a Lender or any affiliate of the Administrative Agent or a Lender and (iii) any cash management arrangements entered into with the Administrative Agent, a Lender or any affiliate of the Administrative Agent or a Lender, in the case of clauses (ii) and (iii), at the Closing Date or at time of the entering into of such arrangements, shall be secured by a perfected first priority security interest in all of the tangible and intangible assets (including, without limitation, intellectual property, fee-owned real property and all of the capital stock of its direct subsidiaries) of the Company and the Domestic Guarantors; provided that the obligations of each Foreign Borrower and Foreign Guarantor in respect of the Credit Facilities shall, subject to customary agreed security principles to be agreed, also be secured by a perfected first priority security interest in all of the tangible and intangible assets (including, without limitation, intellectual property, fee-owned real property and all of the capital stock of its direct subsidiaries) of the Foreign Borrowers and Foreign Guarantors.

(a) The collateral shall not include the following:

(i) (A) any fee owned real property having a value of less than $10 million and (B) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) or any fixtures affixed to any real property to the extent (A) such real property does not constitute collateral and (B) a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of any Borrower or any Guarantor,

(ii) motor vehicles, aircraft and other assets subject to certificates of title and immaterial commercial tort claims,

(iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a Uniform Commercial Code financing statement)),

(iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code),

(v) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority, regulatory authority or third party unless such consent has been obtained),

(vi) (A) margin stock and (B) equity interests in joint ventures and non-wholly-owned subsidiaries to the extent a pledge of such equity interests would be prohibited by the applicable joint venture agreement or organizational documents of such joint venture or non-wholly-owned subsidiary,

(vii) any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein to secure the Facilities would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a restricted subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition,

(viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Company in consultation with the Administrative Agent,

(ix) any intent-to-use application trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law,

(x) assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the lenders afforded thereby as reasonably determined between the Company and the Administrative Agent,

(xi) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge,

(xii) the capital stock of (A) captive insurance subsidiaries, (B) not-for-profit subsidiaries, (C) special purpose entities, (D) unrestricted subsidiaries and (E) immaterial subsidiaries (subject to a materiality threshold to be agreed),

(xiii) any pledge or deposit of cash or cash equivalents to the extent such pledge or deposit represents a lien expressly permitted by certain agreed lien exceptions set forth in the Credit Documentation,

(xiv) solely with respect to the liens securing the obligations of the Company and the Domestic Guarantors, the pledge of any equity interests of any CFC or CFC Holdco shall be limited to 65% of the voting equity interests of such CFC or CFC Holdco, as the case may be,

(xv) solely with respect to the liens securing the obligations of the Company and the Domestic Guarantors, the pledge of any asset of any CFC, any CFC Holdco, or any subsidiary of any CFC or CFC Holdco, and

(xvi) other exceptions to be mutually agreed upon;

(b)   other than in respect of (i) certain debt owing to the Borrowers and the Guarantors (if applicable), (ii) cash collateral described below and (iii) certificated equity interests of the Borrowers, Guarantors and restricted subsidiaries otherwise required to be pledged, perfection through control agreements or perfection by “control” shall not be required with respect to any collateral (including deposit accounts and other bank or securities accounts, etc.); and

(c)   perfection by possession of immaterial notes and other evidence of immaterial indebtedness shall not be required with respect to any collateral (in each case subject to a materiality threshold to be agreed).

Additionally, the Company shall be required to deposit cash in a collateral account maintained with the Administrative Agent as security for Letters of Credit issued under the Letter of Credit Facility in an amount equal to 65% of the face amount of the Letters of Credit issued under the Letter of Credit Facility.

The Company may elect to post additional cash collateral in order to achieve lower pricing levels in accordance with the rates set forth on Annex I. Additionally, in any event, the Company shall be required to cash collateralize (in the collateral account maintained with the Administrative Agent) all issued Letters of Credit in the entire face amount thereof, with the amount of cash collateral required pursuant to this sentence not to exceed the Minimum Liquidity Covenant threshold.

The immediately preceding two paragraphs, the “Cash Collateral Requirement”.

For the avoidance of doubt, the Credit Documentation shall provide that any cash collateral provided pursuant to the Letter of Credit Facility shall be applied to obligations (or to cash collateralize obligations) in respect of Letters of Credit prior to any application with respect to the Delayed Draw Term Facility and the waterfall provision in the Credit Documentation will provide that any proceeds applied thereunder shall be applied to obligations (or to cash collateralize obligations) in respect of Letters of Credit in the entire face amount thereof prior to any application with respect to the Delayed Draw Term Facility.

The Credit Documentation will include a customary CAM exchange agreement solely among the Lenders, on terms to be agreed.

5. CERTAIN CONDITIONS

Initial Conditions:	The first day of availability of the Credit Facilities (the “Closing Date”) is subject to satisfaction of the following conditions: (a) execution of the Credit Documentation, including the guarantees by the Guarantors (it being understood that guarantees by Foreign Guarantors shall only be a condition to the extent there is one or more Foreign Borrowers on the Closing Date), all of which shall be in full force and effect; (b) delivery of certified corporate formation and organizational documents of the Loan Parties, including customary resolutions and incumbency certificates; (c) customary legal opinions as required by the Administrative Agent; (d) subject to the last paragraph of

Section 6 of the Commitment Letter, all actions necessary (including obtaining lien searches) to establish that the Administrative Agent will have a perfected first priority security interest (subject to permitted liens) in the collateral under the Credit Facilities shall have been taken, except to the extent otherwise agreed by the Administrative Agent; (e) the Administrative Agent (for itself and on behalf of the Lenders) and the Arrangers shall have received all fees and expenses required to be paid on the Closing Date in connection with the Credit Facilities, for which invoices have been presented at least one business day before the Closing Date; (f) (x) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties in the Credit Documentation, (y) there being no default or event of default in existence at the time of, or after giving effect to, the effectiveness of the Credit Facilities and any extension of credit made thereunder on the Closing Date and (z) delivery of an officer’s certificate certifying to the foregoing clauses (x) and (y); (g) the Administrative Agent shall have received the unaudited interim consolidated financial statements of the Company for the fiscal quarter ending June 30, 2019 and any fiscal quarter of the Company ended thereafter to the extent such quarter ended at least 45 days prior to the Closing Date; (h) the termination and prepayment of all commitments and amounts outstanding under (x) the Second Amended and Restated Credit Agreement by and among the WeWork Companies Inc. (the “Existing Borrower”), JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto, dated as of November 12, 2015, as amended on or prior to the Closing Date (the “Existing Revolving Facility”) and (y) the Letter of Credit Reimbursement Agreement by and among the Existing Borrower, JPMorgan Chase Bank, N.A. as administrative agent and the issuing lenders party thereto, dated as of November 21, 2017, as amended on or prior to the Closing Date (the “Existing LC Facility”); provided that, for the avoidance of doubt, any letters of credit (and reimbursement obligations in respect thereof) outstanding under the Existing Revolving Facility and the Existing LC Facility that are cash collateralized or otherwise backstopped, or are “grandfathered” or “rolled over” into the Letter of Credit Facility, shall be permitted to remain outstanding; (i) the Administrative Agent and each requesting Commitment Party shall have received, at least three days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent requested no later than ten days prior to the Closing Date; (j) the Administrative Agent and each requesting Lender shall have received, at least three days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of each Borrower, (k) a Qualifying IPO shall have been completed and (l) delivery of a solvency certificate substantially in the form as Annex II from a senior financial officer of the Company certifying as to the solvency of the Company and its subsidiaries taken as whole on the Closing Date.

On-Going Conditions:	After the Closing Date, the making of each Loan and the issuance of each Letter of Credit (each, an “Extension of Credit”) shall be conditioned upon (a) receipt of a request for such Loan or a request for the issuance of a Letter of Credit; (b) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Credit Documentation, (c) there being no default or event of default in existence at the time of, or after giving effect to, such Extension of Credit, (d) receipt by the Issuing Lender of required cash collateral (if any) and (e) the Company shall be in pro forma compliance with the Financial Covenants.

6. DOCUMENTATION

Credit
Documentation:	The definitive documentation for the Credit Facilities (the “Credit Documentation”) shall be consistent with the terms set forth in this Term Sheet and shall contain only those amortization payments, conditions to borrowing, representations, warranties, financial, affirmative and negative covenants and events of default expressly set forth in this Term Sheet applicable to the Borrowers, the Guarantors and the restricted subsidiaries of the Company and shall: (i) reflect the operational and strategic requirements of the Borrowers, the Guarantors and the respective subsidiaries of the Company and the Guarantors in light of their size, industries and practices, cash flow, leverage and proposed business plan, (ii) be negotiated in good faith to finalize the Credit Documentation as promptly as possible, (iii) unless otherwise described herein, include standards, qualifications, thresholds, exceptions, “baskets” with “growers” to be agreed where appropriate based on consolidated total assets and grace and cure periods consistent with the foregoing and (iv) unless otherwise described herein, not be less favorable, taken as a whole, to the Borrowers, the Guarantors and the restricted subsidiaries of the Company than the Existing Revolving Facility or the Existing LC Facility.

Financial Covenants:	The Company shall maintain:

(a) (i) at any time when the aggregate principal amount of outstanding Delayed Draw Term Loans is less than $2.5 billion, a minimum Contribution Margin (as defined below) for the four fiscal quarters then ending, as of each fiscal quarter end and as of the date of each Extension of

Credit on a pro forma basis (giving effect to dispositions, acquisitions and other pro forma events to be agreed), set at fixed dollar quarterly levels to reflect a cushion to be agreed to the bank covenant model dated July 23, 2019 delivered by the Company to the Arrangers on July 23, 2019 (the “Company Model”) and (ii) at any time when the aggregate principal amount of outstanding Delayed Draw Term Loans is greater than or equal to $2.5 billion, a minimum Contribution Margin for the four fiscal quarters then ending, as of each fiscal quarter end and as of the date of each Extension of Credit on a pro forma basis (giving effect to dispositions, acquisitions and other pro forma events to be agreed), set at fixed dollar quarterly levels to reflect a cushion to be agreed to the Company Model (collectively, the “Minimum Contribution Margin Covenant”).

For purposes of the Credit Documentation, “Contribution Margin” shall mean membership and service revenue less community operating expenses, adjusted to exclude adjustments for impact of straight-lining of rent and stock-based compensation, which definition shall be materially consistent with the Company Model.

(b)	A minimum amount of unrestricted cash (to be defined in a manner to be agreed, but to (i) exclude cash of joint ventures and all unrestricted subsidiaries and (ii) include cash collateral supporting the Letter of Credit Facility and other items to be agreed) (“Liquidity”), as of each fiscal quarter end and as of the date of each Extension of Credit, of (A) from the Closing Date through and including the fiscal quarter ending June 30, 2021, $2.5 billion, (B) for the fiscal quarter ending September 30, 2021, $3.0 billion and (C) for the fiscal quarter ending December 31, 2021 and thereafter, $3.5 billion (the “Minimum Liquidity Covenant”). The Company shall deliver a compliance certificate within 5 business days after each fiscal quarter end certifying compliance with the Minimum Liquidity Covenant in reasonable detail.

(c)	As of each fiscal quarter end and as of the date of each Extension of Credit on a pro forma basis (giving effect to dispositions, acquisitions and other pro forma events to be agreed), a minimum cumulative net cash flow covenant (to be defined in a manner to be agreed and materially consistent with the Company Model) to be set at fixed dollar quarterly levels, with each level reflecting a cushion to be agreed to the Company Model for such quarter (the “Cumulative Net Cash Flow Covenant”, together with the Minimum Contribution Margin

Covenant and the Minimum Liquidity Covenant, the “Financial Covenants”); provided that the Cumulative Net Cash Flow Covenant shall cease to apply if the Company raises greater than or equal to $2.5 billion of Additional Capital.

“Additional Capital” means net proceeds received by the Company from (i) 50% of the net proceeds from facilities incurred under the NOI Basket, (ii) repayment of employee loans since July 1, 2019, (iii) exercises of stock options or warrants or similar rights and (iv) the issuance of any unsecured or junior lien high yield bonds, unsecured or junior lien convertible notes, common equity (but, with respect to the Qualifying IPO, only net proceeds thereof in excess of $2.5 billion), unsecured preferred equity, or any other financing that, in each of the cases set forth in this definition, is not pari passu with on a lien basis or senior (including structurally senior) to the Credit Facilities; provided that, in each case, such proceeds shall not be used to refinance or otherwise replace any existing indebtedness or other existing facilities (other than in the case of clause (i) above, as described in the definition of NOI Basket) and such proceeds are not included in the Company Model (other than as set forth above with respect to a Qualifying IPO).

Representations and Warranties:	Limited to the following (to be applicable to the Borrowers and their restricted subsidiaries and, in the case of certain limited customary representations and warranties, all other subsidiaries): financial statements; absence of undisclosed liabilities; no Material Adverse Change (as defined below); corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act, sanctions and anti-corruption laws and regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; status of Credit Facilities as senior debt; Regulation H; delivery of certain documents; and EEA financial institutions.

“Material Adverse Change” means (1) a material adverse change on the business, assets, financial condition or results of operations of the Borrowers, the Guarantors and the restricted subsidiaries of the Company, taken as a whole, (2) a material adverse change on the rights and remedies of the Lenders and the Administrative Agent, taken as a whole, under any Credit Documentation or (3) a material adverse effect on the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Credit Documentation.

The representations and warranties will be subject to customary qualifications, materiality levels and/or exceptions to be agreed.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrowers and their restricted subsidiaries and, in the case of certain limited customary affirmative covenants, all other subsidiaries): delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; sanctions and anti-corruption laws and regulations; further assurances (including, without limitation, with respect to security interests in after-acquired property and new subsidiaries) and annual conference calls with Lenders (which may be satisfied by an earnings call open to all Lenders).

The affirmative covenants will be subject to customary materiality levels and/or exceptions to be agreed.

Negative Covenants:	Limited to the following (to be applicable to the Borrowers and their restricted subsidiaries): limitations on indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions; investments, loans and advances; transactions with affiliates; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business and use of proceeds.

The negative covenants will be subject to customary qualifications, materiality levels and/or exceptions to be agreed; provided that the negative covenants shall permit:

Indebtedness

(i) indebtedness of the Company and the Domestic Guarantors (and guarantees thereof by the Company and the Domestic Guarantors) that is unsecured in an amount not to exceed the greater of (x) $3 billion and (y) an amount such that the Total Leverage Ratio (as defined below), calculated on a pro forma basis, shall not exceed 4.0x; provided further that such basket shall be subject to other customary terms (including customary limitations on the maturity and the weighted average life to maturity of such indebtedness) to be agreed,

(ii) asset backed securitization facilities on terms to be agreed in an amount not to exceed $1 billion subject to terms to be agreed, including, without limitation, that either (x) the net cash proceeds thereof are deposited into an escrow account located at (and subject to a first priority perfected lien of) the Administrative Agent for the benefit of the Lenders (which escrow account, for the avoidance of doubt, shall be separate from and in addition to the collateral account required in connection with the Cash Collateral Requirement); provided that such proceeds shall be released from such escrow account on terms to be agreed if there are no Delayed Draw Term Loans outstanding and all Delayed Draw Term Commitments have been terminated in full or (y) the Company has cancelled (prior to draw) Delayed Draw Term Commitments (starting with those with the latest Delayed Draw Availability Date) in an amount of at least the net cash proceeds of such securitization facilities (the “NOI Basket”), it being agreed that the Credit Documentation will contain other exceptions to be agreed necessary to permit the use of the NOI Basket,

(iii) the incurrence of unlimited unsecured surety bonds,

(iv) the incurrence of secured local foreign working capital facilities in an amount not to exceed $250 million,

(v) the incurrence of secured indebtedness in an amount not to exceed $750 million, which basket shall be subject to other customary terms (including customary limitations on the maturity and the weighted average life to maturity of such indebtedness and a requirement such liens are secured only by the collateral securing the Credit Facilities and subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent) to be agreed,

Asset Sales

(vi) asset sales on an unlimited basis subject to (a) at least 75% of the proceeds in excess of a threshold amount to consist of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement to be agreed in the Credit Documentation, including the ability to dispose of assets in exchange for similar assets or assets beneficial to the business of the Borrowers, the Guarantors and their respective subsidiaries and a basket for non-cash consideration to be agreed that may be designated as cash consideration), (b) receiving fair market value (as reasonably determined by the Borrower in good faith), (c) a requirement that the net cash proceeds of asset sales be applied in accordance with “Mandatory Prepayments and Commitment Reductions” above (without limiting the reinvestment rights applicable thereto), (d) no default or event of default and (e) pro forma compliance with the Financial Covenants,

Restricted Payments

(vii) tax distributions sufficient for the direct and indirect beneficial owners of the Company to pay their taxes in respect of their ownership (directly or indirectly) in the Company,

Investments

(viii) a basket for investments in joint ventures in an aggregate amount not to exceed 10% of the gross proceeds from a Qualifying IPO, but in no event to exceed $350 million,

(ix) certain acquisitions (which for the avoidance of doubt will include a purchase of equity of a non-wholly owned restricted subsidiary that serves to increase the Company’s or its restricted subsidiaries’ respective ownership of equity interests therein) (“Permitted Acquisitions”) so long as (a) there is no default or event of default and the Company is in pro forma compliance with the Financial Covenants as of the closing of such acquisition (subject to customary “Sungard” conditionality provisions to be agreed), (b) the acquired entity or assets are in the same or generally related or ancillary lines of business as the Borrowers, the Guarantors or their respective restricted subsidiaries and (c) the acquired entity and its subsidiaries (subject to limitations in “Guarantors” and “Collateral” above) will become Guarantors and pledge their collateral to the Administrative Agent, subject to a dollar cap to be agreed on Permitted Acquisitions of restricted subsidiaries that, in each case on terms to be agreed, do not become Guarantors and assets that are not pledged as collateral for the Credit Facilities, and

(x) a customary available amount basket subject to terms and conditions to be agreed (the “Available Amount Basket”) that will be built by, among other things, cash proceeds of qualified equity issuances of the Company after the Closing Date. The Available Amount Basket may be used for investments and, with respect to certain portions of the Available Amount Basket to be agreed, restricted payments.

“Total Leverage Ratio” shall mean the ratio of Total Indebtedness (as defined below) to the Contribution Margin.

“Total Indebtedness” means the outstanding principal amount of (i) indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations as an account party or applicant under or in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar arrangements (with respect to this clause (iii), to the extent drawn, outstanding and not reimbursed) and (iv) guarantee obligations in respect of foregoing clauses (i) through (iii), subject to exceptions and limitations to be agreed and excluding guarantee obligations existing on the Closing Date; provided that Total Indebtedness shall not include indebtedness (i) to the extent that has been defeased or (ii) to the extent that, upon or prior to the maturity thereof, the necessary funds (or evidences of indebtedness) have been irrevocably deposited with the proper person in trust or escrow for the payment, redemption or satisfaction of such indebtedness.

Events of Default:	Nonpayment of reimbursement obligations in respect of Letters of Credit or principal when due; nonpayment of interest, fees or other amounts within five days after any such interest, fees or other amounts fall due; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to grace periods set forth in the Credit Documentation); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or non-perfection of any security interest; and a Change of Control (to be defined as agreed).

The events of default will be subject to customary materiality levels, default triggers, cure and grace periods and/or exceptions to be agreed.

Unrestricted Subsidiaries:	The Credit Documentation will contain provisions pursuant to which, subject to limitations to be set forth in the Credit Documentation (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates), the Company will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (i) no default or event of default shall have occurred and be continuing, (ii) the Company is in pro forma compliance with the Financial Covenants after giving effect to such designation, (iii) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Company at such time and (iv) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or covenant contained in the Credit Documentation. It is expected that on the Closing Date, the entities that will be designated unrestricted subsidiaries will include: all ARK related subsidiaries (including ARK Investment Group Holdings LLC and its subsidiaries), all Lord & Taylor related subsidiaries and all foreign joint venture subsidiaries.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the loans and undrawn commitments under the Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender under the Letter of Credit Facility and each Lender under the Delayed Draw Term Facility, in each case, directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (iv) changes in the “waterfall” or pro rata sharing provisions and (v) modifying any Delayed Draw Availability Date with respect to such Lender’s Delayed Draw Term Commitments, (b) the consent of each Lender under the Letter of Credit Facility directly affected thereby shall be required with respect to forgiveness of any obligation of the Borrowers to reimburse the Issuing Lenders pursuant to the Credit Documentation for amounts drawn under Letters of Credit, (c) the consent of 100% of the Lenders under the Letter of Credit Facility and the Delayed Draw Term Facility shall be required with respect to (i) reductions of any of the voting percentages, (ii) consents to the assignment or transfer by any Borrower of any of its rights and obligations under the Credit Documentation, (iii) releases of all or substantially all the collateral and (iv) releases of all or substantially all of the Guarantors, (d) the consent of 100% of the Lenders under the Letter of Credit Facility shall be required with respect to changes in the cash collateral provisions of the Credit Documentation that would decrease the amount of cash collateral required to be deposited pursuant to the Cash Collateral Requirement, (e) the written consent of the Administrative Agent shall be required with respect to changes to provisions of the Credit Documentation that affect the Administrative Agent, (f) the written consent of the Issuing Lenders holding a majority of letter of credit commitments shall be required with respect to changes to provisions of the Credit Documentation that affect the Issuing Lenders and (g) the consent of only the Lenders holding more than 50% of the aggregate amount of the loans and undrawn commitments under an affected Credit Facility, shall be required with respect to any amendment or waiver of the on-going conditions to each Extension of Credit that directly affects the Lenders under such Credit Facility.

The Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld, of (a) the Company, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, and (c) solely, with respect to the Letter of Credit Facility, any Issuing Lender with significant exposure (in an amount to be agreed); provided that, notwithstanding the foregoing, for the period through and including the date that is 90 days after the Closing Date (or such earlier date as the Administrative Agent may notify the Lenders in writing that it has declared the syndication to be complete), no Lender shall Transfer (as defined below) any Commitment(s) or Loan(s) under the Credit Facilities (with respect to each such Lender, its “Original Exposure”) or (b) enter into negotiations or agreements for such Transfer. “Transfer” and correlative terms means any assignment, participation or other transfer of any kind to any person, including, without limitation, through credit default, total return or other swaps or other synthetic transfers of risk (any such credit default, total return or other swaps or other synthetic transfers of risk, each a “Synthetic Transfer”), except any (a) overnight repurchase agreements entered into for financing purposes; (b) assignment, participation or other transfer of any kind by a Lender to any (i) affiliate thereof, (ii) investment fund managed by such Lender or any affiliate thereof, or (iii) of its proprietary trading groups or desks engaged in the business of investing in, trading or managing debt obligations in the secondary market; provided that, upon any transfer under this clause (b), the transferee shall be deemed to be such Lender subject to the restrictions herein; (c) Synthetic Transfers of credit or other risk for any purpose, other than such Synthetic Transfer entered into for the primary purpose of hedging the credit or other risk with respect to its Original Exposure; or (d) overnight pledges or assignments of a security interest in a Lender’s rights under the Original Exposure to secure such Lender’s obligations incurred for financing purposes, including any pledge or assignment to a Federal Reserve Bank. For the avoidance of doubt, Delayed Draw Term Loans may be assigned separately from any remaining Delayed Draw Term Commitments. The Company shall be deemed to have consented to an assignment if it has not objected thereto within 10 business days following notice. In the case of a partial assignment (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 with respect to the Letter of Credit Facility and $1,000,000 with respect to the Delayed Draw Term Facility, unless otherwise agreed by the Company and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Credit Documentation shall contain provisions relating to “defaulting” Lenders (including provisions relating to reallocation of participations in, or the Borrowers providing cash collateral to support, Letters of Credit, to the suspension of voting rights and rights to receive certain fees, and to assignment of the Commitments or Loans of such Lenders).

Expenses and Indemnification:	The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one primary outside counsel for all indemnified persons (with exceptions for conflicts of interest), one regulatory counsel and one local counsel in each relevant jurisdiction) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one primary outside counsel for all indemnified persons (with exceptions for conflicts of interest), one regulatory counsel and one local counsel in each relevant jurisdiction) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of one primary outside counsel for all indemnified persons (with exceptions for conflicts of interest), one regulatory counsel and one local counsel in each relevant jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of the relevant indemnified person (or its related parties) or that are brought by an indemnified person against another indemnified person (other than claims against the Administrative Agent or the Arrangers in their capacity or in fulfilling their roles as such).

Governing Law and Forum:	New York.

Counsel to the Administrative
Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The applicable Borrower may elect that the Delayed Draw Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Adjusted Eurodollar Rate plus the Applicable Margin.

Interest shall be payable on any draft paid under any Letter of Credit by an Issuing Lender, together with any taxes, fees, charges or other costs and expenses incurred by the Issuing Lender in connection with such payment, at a rate per annum equal to the ABR plus the Applicable Margin, from the date the draft is paid until 12:00 noon (NY time) on the next business day (the “Payment Date”). If payment is not made by the Payment Date, interest shall be payable at a rate per annum equal to the ABR plus the Applicable Margin plus the Default Rate.

As used herein:

“ABR” means the highest of (i) the “U.S. Prime Lending Rate” published by The Wall Street Journal (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.50% and (iii) the Eurodollar rate applicable for an interest period of one month plus 1.00%; provided that notwithstanding the rate calculated in accordance with the foregoing, at no time shall ABR for the Delayed Draw Term Facility be less than 3.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Adjusted Eurodollar Rate” means the Eurodollar Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means (x) with respect to the Delayed Draw Term Facility, a percentage per annum equal to (i) with respect to Eurodollar Loans, 4.75% and (ii) with respect to ABR Loans, 3.75% and (y) with respect to the Letter of Credit Facility, a percentage determined in accordance with the pricing grid set forth immediately below:

Average Utilization (as defined below):	Applicable Margin

Category 1 Average Utilization is less than 33%	1.00%

Category 2 Average Utilization is equal to or greater than 33%, but less than or equal to 67%	1.25%

Category 3 Average Utilization is greater than 67%	1.50%

The Applicable Margin with respect to the Letter of Credit Facility shall be adjusted on a prospective basis on each Adjustment Date for the period beginning on such Adjustment Date (as defined below) based upon the Average Utilization in accordance with the table above as determined in good faith by the Administrative Agent. Any increase or decrease in the Applicable Margin resulting from a change in the Average Utilization shall become effective on the Adjustment Date; provided that if an event of default shall have occurred and be continuing at any time any reduction in the Applicable Margin would otherwise be implemented, no such reduction shall be implemented until the date on which such event of default shall no longer be continuing.

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Average Utilization” means at any Adjustment Date, the average daily total L/C Exposure for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the total Letter of Credit Commitments at such time.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any applicable currency and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate; provided, further, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate for the Delayed Draw Term Facility be less than 2.00% per annum.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any applicable currency and for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the federal funds effective rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the Eurodollar Rate, EU Bail-In and QFCs.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Letter of Credit Fees:	The applicable Borrower shall pay a commission on the face amount of each Letter of Credit at a per annum rate determined in accordance with the pricing grid set forth immediately below based on the cash collateral balance for such fiscal quarter (as a percentage of the face amount of the outstanding Letters of Credit) as determined at quarter end (which, for the avoidance of doubt, shall be the amount of cash collateral that the Company has elected (in writing to the Administrative Agent) to provide for such fiscal quarter and has actually provided such cash collateral to the Administrative Agent as of the first date of such fiscal quarter, which may be a greater amount than the Cash Collateral Requirement; provided that, once the Company has made an election for a fiscal quarter and has provided such cash collateral to the Administrative Agent, the Company shall not be permitted to remove cash collateral during such fiscal quarter). Such fee shall be shared ratably among the Lenders participating in the Letter of Credit Facility and shall be payable quarterly in arrears.

Cash Collateral on the First Day of the Fiscal Quarter	Letter of Credit Commission Rate

< 80%	1.25%
≥ 80%	1.00%

A fronting fee of 0.125% or as otherwise agreed with such Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Commitment Fees:	Letter of Credit Facility: The Borrowers shall pay to the Administrative Agent for the account of each Lender a commitment fee for the period from the Closing Date until the Letter of Credit Facility Termination Date, equal to 0.375% on the average undrawn daily amount of the Letter of Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears.

Delayed Draw Term Facility: The Company shall pay to the Administrative Agent for the account of each Lender a commitment fee for the period from the Closing Date until the earlier to occur of (x) the Delayed Draw Funding Date and (y) the Delayed Draw Commitment Termination Date, equal to 0.375% on the average undrawn daily amount of the Delayed Draw Term Commitments of such Lender during the period for which payment is made, payable quarterly in arrears.

Ticking Fees:	With respect to the $1.0 billion of Delayed Draw Term Commitments that are available on the Closing Date (the “Applicable Delayed Draw Term Commitments”), the Borrowers shall pay to the Administrative Agent for the account of each Lender with Applicable Delayed Draw Term Commitments a ticking fee for the period from the date that is 90 days after the Closing Date until the earlier to occur of (x) the date on which all Applicable Delayed Draw Term Commitments are funded and (y) the Delayed Draw Commitment Termination Date, equal to the Adjusted Eurodollar Rate (based on a one month interest period and determined on a monthly basis) plus 4.75% on the average undrawn daily amount of the Applicable Delayed Draw Term Commitments of such Lender during the period for which payment is made, payable quarterly in arrears and on the earlier to occur of (x) the date on which all Applicable Delayed Draw Term Commitments are funded and (y) the Delayed Draw Commitment Termination Date (it being understood that, for the avoidance of doubt, in the event that only a portion of the Applicable Delayed Draw Term Commitments are funded at any time, the ticking fee shall be paid on the portion of the Applicable Delayed Draw Term Commitments so funded at such time and the ticking fee shall continue to accrue on any remaining undrawn portion of the Applicable Delayed Draw Term Commitments). Such ticking fee shall be without duplication of the commitment fee payable in respect of the Applicable Delayed Draw Term Commitments as provided under “Commitment Fees” above.

Default Rate:	At any time when a Borrower is in default in the payment of any amount under the Credit Facilities, after giving effect to any applicable grace period, all outstanding amounts under the Credit Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex II

FORM OF SOLVENCY CERTIFICATE

, 201

This Solvency Certificate is being executed and delivered pursuant to Section of that certain                     1, (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I,                     , the [Chief Financial Officer/equivalent officer] of the Company, in such capacity and not in an individual capacity, hereby certify as follows:

1.

I am generally familiar with the businesses and assets of the Company and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement; and

2.

As of the date hereof and after giving effect to the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement, that, (i) the sum of the debt (including contingent liabilities) of the Company and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Company and its subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of the Company and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Company and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Company and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Primary Borrower and its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Company and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page to Follow]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: [Chief Financial Officer/equivalent officer]

[1]	Describe Credit Agreement.